UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2005

Diebold, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5995 Mayfair Road, P.O.Box 3077, North Canton, Ohio		44720-8077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 490-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As discussed below in Item 5.02, on December 12, 2005, Thomas W. Swidarski, president and chief operating officer of Diebold, Incorporated (the "company"), also assumed the position of chief executive officer of the company. Under the new employment arrangement agreed to with the company, Mr. Swidarski is entitled to receive an annual salary of $550,000, will be entitled to receive annual cash incentive compensation under the Diebold, Incorporated Annual Cash Bonus Plan beginning in 2006 and has been approved to participate in the company’s long-term incentive plan for the 2006-2008 performance period with a 20,000 share target award. Additionally, the board of directors of the Company approved a special one-time grant of options to Mr. Swidarski exercisable for 150,000 common shares in connection with his promotion. Although the company and Mr. Swidarski intend to enter into a formal employment agreement to memorialize his employment arrangement, a definitive agreement is still in the process of being negotiated.

As further discussed below in Item 5.02, on December 12, 2005, John N. Lauer, a member of the company's board of directors since 1992, was elected non-executive chairman of the board by the board of directors. In addition to the fees Mr. Lauer receives as a member of the board of directors and board committees, he will receive an additional $15,000 per month for six months to act in the capacity of non-executive chairman of the board of directors. Thereafter, his compensation is expected to be $6,250 per month.

Item 1.02 Termination of a Material Definitive Agreement.

As discussed below in Item 5.02, on December 12, 2005, Walden W. O'Dell, the company’s chairman and chief executive officer, and a member of its board of directors, resigned from the company. Mr. O'Dell had been employed by the company pursuant to an employment agreement dated November 1, 1999.

Mr. O'Dell's resignation was tendered at the request of the board of directors and was done without prejudice to his rights, pursuant to Section 12(d) of the employment agreement, to the benefits he is entitled to upon termination without cause and without prejudice to his rights under the Supplemental Employee Retirement Plan. Accordingly, pursuant to the terms of the employment agreement, in addition to amounts already earned, Mr. O’Dell is entitled to: a lump sum payment equal to his base salary for a period of 24 months following his resignation; a pro rata annual incentive award for 2005 based upon the higher of his actual bonus award for 2004 or his target bonus for 2005, payable in a lump sum promptly after his resignation; an annual incentive award for a period of 24 months following his resignation, based on the higher of his actual bonus award for 2004 or his target bonus for 2005, payable in a lump sum promptly after his resignation; 24 months of additional credited service with respect to the Supplemental Employee Retirement Plan; and continued participation in all medical, dental, vision and hospitalization insurance coverage and in other employee benefit plans or programs in which he was participating at the time of resignation until the earlier of the date 24 months following his resignation or the date that Mr. O’Dell receives equivalent coverage and benefits from a subsequent employer. Additionally, all of Mr. O’Dell’s unvested options shall become exercisable, any deferred shares shall be immediately deliverable and any unvested performance-based restricted shares and performance shares shall be forfeited.

The foregoing description of the terms of Mr. O’Dell’s employment agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.15 to the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 12, 2005, Mr. O'Dell, the company’s chairman and chief executive officer, resigned from the company. Pursuant to the company's Corporate Governance Guidelines, as a result of resigning from the company, Mr. O'Dell was also required to submit his resignation as a member of the company's board of directors, which resignation was accepted by the company’s board of directors.

Effective December 12, 2005, Mr. Swidarski, the company's president and chief operating officer, also assumed the role of chief executive officer of the company. Mr. Swidarski was named president and chief operating officer of the company in October 2005 and has held several senior-level operational, marketing, strategic and business development positions within the company since joining the company in 1996. For disclosure regarding the terms of Mr. Swidarski’s employment arrangement with the company, see the disclosure under Item 1.01 above, which is incorporated in this Item 5.02 by reference.

Mr. Lauer, a member of the company's board of directors since 1992, was elected non-executive chairman of the board by the board of directors.

A copy of the press release of the company, dated December 12, 2005, announcing the change in management is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Diebold, Incorporated, dated December 12, 2005, "Diebold Announces Management Changes"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold, Incorporated

December 16, 2005	By:	/s/Kevin J. Krakora

Name: Kevin J. Krakora
Title: Vice President and Chief Financial Officer (Principal Financial Officer)

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Diebold, Incorporated, dated December 12, 2005, "Diebold Announces Management Changes"